Exhibit 10.9

EMPLOYMENT AGREEMENT

AGREEMENT effective as of May 1, 2015 by and between UNIMIN CORPORATION, a Delaware corporation (hereinafter called “Unimin”), and Campbell Jones of New South Wales, Australia (hereinafter called “Jones”).

WHEREAS Jones has been employed by Sibelco Australia Ltd.(f/k/a Unimin Australia Ltd.) since 10 February 1997 and currently serves as its Chief Executive Officer; and

WHEREAS Jones possesses unique qualifications and has unique knowledge of and experience in Unimin’s business activities and affairs; and

WHEREAS Unimin desires to retain the full-time services of Jones upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements hereinafter contained, and for other good and valuable consideration, the parties hereto agree as follows:

1. Unimin hereby employs Jones and Jones hereby accepts employment and agrees to serve Unimin as its Chief Executive Officer with duties consistent with that position and such other duties as are from time to time assigned to him by the SCR-Sibelco N.V. (“Sibelco”) Group Chief Executive Officer, a member and delegate of the Unimin Board of Directors. In the event of any transaction involving the combination of Unimin with any other business entity, Jones’s assignment for the successor of Unimin shall be (a) to serve as Chief Executive Officer of the business owned by Unimin immediately prior to such transaction, with duties consistent with those theretofore performed by him, and (b) to serve the combined business entity in such other capacities as its board of directors (or such board’s delegate in a role substantially similar to that of the Sibelco Group Chief Executive Officer) shall from time to time determine. The employment of Jones hereunder shall commence on the May 1, 2015 and shall terminate on April 30, 2018, subject to the provisions of Sections 8 and 9. In the performance of his duties, Jones shall cooperate fully with the Sibelco Chief Executive Officer (the term “Unimin” as used in this sentence and the balance of this Agreement, shall also include any successor of Unimin). The period of employment of Jones hereunder is hereinafter referred to as the Employment Term, subject to the provisions of Sections 8 and 9 hereof.

2. During the Employment Term, Jones will serve Unimin exclusively, faithfully and to the best of his ability, devoting all of his work time, energy and skill to the activities of Unimin (with the exception of absences because of sickness and because of vacations as provided in Section 7 hereof). Jones will not, during the Employment Term or at any time thereafter, disclose or reveal to any person, firm or corporation (other than to employees of Unimin, its parent corporation, Sibelco, or any of their subsidiaries and only as required on a need-to-know basis in the performance of such Jones’s duties) or use (except as required in the performance of his duties hereunder) any trade secrets (such as without limitation, inventions, processes, formulae, programs or data) or other confidential information relating to the business, techniques, products, operations, customers, know-how and affairs of Unimin. All business records, notes, magnetic tape, computer-stored information, papers and documents (including, without limitation, customer lists, estimates, market surveys, computer programs and correspondence) kept or made by Jones relating to the business or products of Unimin shall be and remain the property of Unimin and shall be promptly delivered to Unimin upon termination of the Employment Term.

During the Employment Term and for a period of two years after the expiration of the Employment Term, regardless of whether Jones is at any such time employed by Unimin or any entity owned or controlled by Sibelco. Jones shall not, except by express agreement and concurrence of Unimin, directly or indirectly, manage, operate, control, participate in, accept employment or a consulting position with, render any services to or otherwise advise or assist or be connected with or directly or indirectly own or have any interest in (except ownership of less than 2% of the outstanding shares of any class of), or right with respect to, any enterprise which engages in any “Business” (as hereinafter defined) in any “Geographic Area” (as hereinafter defined). For purposes of this paragraph, a “Business” shall mean any line of business in which Unimin generates in excess of $500,000 per year in gross revenues. By way of example, the Businesses in which Unimin (as defined below for purposes of this paragraph) is currently engaged are general industrial sand, glass sand, foundry sand, frac sand, ground silica, tightly screened specialty sand, high purity quartz, lime, microcrystalline silica, resin-coated sand, nepheline syenite, olivine, ball clay, air floated kaolin, alumina hydrate, barites, bentonite, dolomite, feldspar, gypsum, limestone, magnetite, mineral sands, manganese dioxide, natural red iron oxide, talc, and railroad freight common carrier services. For purposes of this paragraph, with respect to each business, the “Geographic Area” means (i) with regard to a Business (except railroad freight common carrier services) concerned with selling a product or service which is sold by Unimin from one location, the area within the smallest circle which can be drawn with that location as its center such that there is included within the circle the locations which receive shipments of that product (or which receive that service) from Unimin representing 80% of Unimin’s revenues with regard to that product; (ii) with respect to a Business (except railroad freight common carrier services) concerned with selling a product which is sold by Unimin from more than one location, the area within each circle drawn such that the circles are the smallest which can be drawn with each such location as the center of a circle, and there is included within each circle the locations which receive shipments of that product (or which receive that service) representing 80% of Unimin’s revenues with regard to that product (or service) from that location; and (iii) with regard to the Business of railroad freight common carrier services, the area within five miles of a railroad line operated by Unimin. For purposes solely of this paragraph, “Unimin” includes (a) Unimin Corporation, (b) Sibelco Australia Ltd. f/k/a Unimin Australia Ltd. and (b) all companies or entities at least 50% owned or controlled by Unimin Corporation.

3. As basic compensation for his services under this Agreement during the Employment Term, Unimin shall pay to Jones AUD$764,473.57 Dollars per annum (“Base Salary”). Provided, however, that Jones shall receive an annual review to determine the customary merit-based Base Salary increases as determined by the Sibelco Chief Executive Officer, the Executive Committee (“ExCo”), and/or the Remuneration Committee of the Sibelco Board of Directors. Salary shall be payable in substantially equal monthly installments. All Salary payments shall be deposited in accounts in the United States and/or Australia as directed by Jones. Jones may elect to receive up to fifty percent (50%) of his monthly installment of Salary in Australian dollars (AUD) rather than U.S. dollars. In such case, the conversion rate of U.S. dollars to AUD shall be $0.94U.S. = $1.00AUD. Any election (or change in election) by Jones to receive part of his Salary in AUD must be made to Unimin’s Payroll Manager (pcooke@unimin.com). An election once made will remain in effect unless changed in the manner provided herein. The attached Schedule A provides a calculation of AUD$764,473.57 dollars payable in Australia in net terms, converted to the equivalent U.S. net dollars payable, using the conversion rate of $0.94U.S. =$1.00AUD.

4. (a) As additional compensation for his services under this Agreement, with respect to each year of Jones’s Employment Term, Jones shall be a participant in the Incentive Bonus Plan For Key Personnel (“Bonus Plan”), The opportunity to receive Bonus Plan compensation shall be set at sixty-five percent (65%) of Jones’s then current salary for each calendar year of participation under the Bonus Plan, in accordance with the criteria established for bonuses awardee to ExCo members.

(b) The Board of Directors of Sibelco, or their designee(s) or successors in interest may, at any time or from time to time, change the formula for providing Bonus Plan compensation to Jones, provided that (i) the new formula is designed to result in a total amount of Bonus Plan Compensation reasonably similar in an amount to the Bonus Plan compensation provided under the formula in paragraph (a) of this Section 4, (ii) most of the other officers and senior executives of Unimin who are provided Bonus Plan compensation shall, at the same time or previously, have their Bonus Plan compensation arrangement changed to one computed in the same general manner (although with different rates of pay-out) as the new Bonus Plan compensation formula applicable to Jones, and (iii) Unimin shall provide written notice to Jones of this change in the Bonus Plan compensation formula prior to January 1st of the year as to which the Bonus Plan compensation applies. If and when selected, Jones also shall participate in the Sibelco Long Term Incentive Plan (“SLTIP”) for the time period(s) and under the terms and conditions set forth separately in each of those plans, and under the terms of any letter granting rights under either the SLTIP.

5. (a) The principal place of employment of Jones during the Employment Term shall be in New Canaan, Connecticut. Unimin shall promptly reimburse Jones for all reasonable and necessary traveling expenses and other disbursements incurred by him for or on behalf of Unimin in the performance of his duties hereunder. For such purposes, Jones shall submit to Unimin itemized monthly reports of such expenses and other disbursements.

(b) Jones also shall be entitled to “tax equalization” such that Jones’s relocation from Australia and assignment to work in the United States is “tax neutral” in respect of taxes paid by Jones. Any tax due and owing by Jones in an amount above that for which Jones otherwise would have been responsible had he remained employed in Australia (albeit on the terms and conditions set forth in this Agreement) shall be payable and paid by Unimin. Jones agrees to advise Unimin of any tax credit/refunds he may receive. In addition, Jones shall be entitled to reimbursement for the reasonable cost of income tax return preparation services for all tax preparation services related to taxable years during which Jones earned income pursuant to the terms of this Agreement or any amendment thereto or extension thereof.

(c) As a Sibelco Group employee expatriated from Australia, Jones also shall receive (i) a monthly housing and furniture rental budget in an amount not to exceed seven thousand dollars ($7.000U.S.), (ii) reimbursement of actual cost(s) of any cleaning/maintenance, gas, electricity water utility payment(s), with all other utility costs (i.e., telephone, TV/radio/cable, satellite, internet, alarm, etc.) to be borne by Jones; (iii) reimbursement of all reasonable relocation costs associated with Jones’s and Jones’s wife relocation from Australia to the U.S., including reasonable costs for storage of Jones’s household goods in Australia; and (iv) one round-trip business class airfare per year for each family member for travel between the U.S. and Australia, with such additional trip(s) as may be made necessary in the case of emergency (such as a serious illness of Jones’s children, parents or in-laws).

6. During the Employment Term, Jones shall receive all the life insurance, company automobile, dental insurance, hospitalization and medical insurance, medical reimbursement, pension, retirement and other pension and/or welfare benefits heretofore received by him and hereafter granted to other key executive employees of Unimin in accordance with Unimin’s standard policies as they exist from time to time. Except to the extent Employee may be selected to participate in the SLTIP and/or the Bonus Plan, Jones shall not be entitled to participate, and shall not participate, in any stock bonus, stock purchase, stock appreciation or stock option plan or arrangement, any profit sharing plan or arrangement, or any other incentive, bonus or deferred compensation plan or arrangement of Unimin. It is understood that Jones’s participation in the Unimin Corporation Savings Plan is not affected by this paragraph 6.

7. In compliance with a Certificate of Coverage dated 13 January 2015 issued by the Australian Taxation Office under the terms of the bilateral social security agreement between Australia and the United States (attached), Unimin shall request Sibelco Australia Ltd. to abide by the Australian superannuation guarantee legislation in respect of Jones through the period set forth in the Certificate of Coverage, and any extension(s) thereof. During this period, no U.S. Social Security or Medicare taxes shall be withheld from Jones’s salary payments, and Unimin shall not be responsible for making any corresponding U.S. Social Security or Medicare taxes payments on Jones’s behalf.

8. Jones shall be entitled to four weeks of vacation (20 working days) during each calendar year of the Employment Term, which may be taken at such time as Jones desires, consistent with the business needs of Unimin. Jones also shall be entitled to exclusive use of a Unimin automobile, the cost, terms and conditions of use as established by Unimin and applicable to the Unimin Chief Executive Officer. Alternatively, and in Jones’s sole discretion, Jones may elect either to i) receive the cash value of this benefit in lieu of the use of any Unimin owned automobile, or ii) have exclusive use of two (2) Unimin owned automobiles, provided that the aggregate value cost of such automobiles is not more than the cost of the one automobile customarily provided by Unimin to its Chief Executive Officer.

9. The Employment Term shall in any event terminate (a) upon the death or Jones, or (b) in the event Jones is unable to perform his duties hereunder for a period of twelve (12) consecutive months because of physical or mental disability. All questions arising under this Agreement with regard to physical or mental capacity or incapacity of Jones to perform his duties hereunder shall be determined by a reputable physician mutually selected by Unimin and Jones or his personal representatives at the time such questions arise. In the case of termination of the Employment Term by Jones’s death or physical or mental disability, his personal representatives shall be entitled to receive, in accordance with the terms of this Agreement, (i) basic compensation earned hereunder to the date of such termination and not theretofore paid, (ii) 100% of any unpaid Bonus Plan Compensation awarded to Jones for work performed in the year prior to termination of employment by reason of Jones’s death or disability (without regard to any provision of the Bonus Plan requiring employment at time of payment), (iii) 100% of the maximum Bonus Plan Compensation that could have been earned by Jones in year of termination of employment by reason of death or disability, multiplied by a fraction, the numerator being the number of days Jones was employed by Unimin during the year of termination of employment by reason of death or disability, and the denominator being 365, and (iv) fifty percent (50%) of his Base Salary for a two-year period following such termination. In the case of a payment due in respect of only a part of a calendar year, a pro rata share of the total amount due for such calendar year shall be based in the proportion of the number of days of such part of such calendar year to 365. It is understood that the payments provided for in this Section 9 are in addition to any payments Jones or his heirs receive or are entitled to receive from life insurance, health, accident or other insurance policies then in effect at Unimin and in which Jones is enrolled.

10. In addition to termination as provided in Section 9, either party shall have the right to terminate the employment of Jones under this Agreement for any reason effective December 31, 2017 on at least six (6) months’ advance written notice to the other party. In the event that Unimin shall breach any of its material obligations hereunder, including, without limitation, in the event Unimin shall at any time fail to assign duties and responsibilities to Jones as specified in Section 1, and such breach shall not have been cured within fifteen (15) days after Jones shall have provided written notice thereof to Unimin, Jones shall be entitled to terminate his employment hereunder, but the Employment Term shall continue and Unimin shall continue to be obligated to make the payments herein provided to be made during the remainder of the Employment Term; provided, however, that Unimin’s obligations to make payments hereunder shall be reduced by the aggregate amount of compensation received by Jones in respect of employment from other sources during the Employment Term, it being acknowledged that Jones shall have no obligation to seek or accept any such employment from other sources. In that event, the Employment Term shall end on March 31, 2018. Unimin may, in addition to any of its other remedies, by written notice dismiss Jones “for cause”, in which event the Employment Term shall terminate forthwith. “For cause” as used in this Agreement means and is limited to any of Jones’s (i) theft, fraud or embezzlement from or against Unimin, or misappropriation of Unimin funds in a substantial amount, or (ii) failure to follow any lawful express directive of the Sibelco Group Chief Executive Officer and the continuance of such failure for 30 days after notice on behalf of Unimin to Jones of Unimin’s intention to treat such matter as cause for termination hereunder. For purposes of the foregoing sentence if such failure results in a contract or arrangement contrary to the directive, then continuance of such contract or arrangement shall be deemed to constitute a continuing failure until such contract or arrangement is vacated without cost or expense to Unimin. Mere dissatisfaction by the Sibelco Group Chief Executive Officer or the Unimin Board of Directors with Jones’s performance as a corporate officer or employee, or failure to meet budgets, quotas or goals generally, or failure by Jones to follow directives which are not reasonably capable of being followed, shall not constitute “cause” pursuant to this Section 10.

11. Upon expiration of this Agreement and any extension thereof, it is anticipated that Jones will return to his former position of Chief Executive Officer, Sibelco Australia at the Base Salary in effect immediately prior to expiration of this Agreement (but excluding any Additional Salary). However, if Sibelco is not able to offer Jones any executive role in Australia (whether with Sibelco Australia or another entity wholly-owned by Sibelco, on terms and conditions no less favorable than those in existence on the day immediately preceding Jones’s secondment to the United States pursuant to the terms of this Agreement, Unimin will pay (or will cause Sibelco Australia to pay) Jones (i) separation pay (redundancy) in an amount equal to four (4) weeks’ pay per year of Service, together with any annual leave and long service leave to which Jones may otherwise be entitled. For purposes of this paragraph 11, “Service” shall be deemed to include all continuous regular full-time employment of Jones by any entity owned or controlled by Sibelco. Within six months following the expiration or termination of this Agreement for any reason other than “for cause” as set forth in Section 9 below, Jones shall be entitled for reimbursement for the reasonable costs associated with the transport of Jones’s family and possessions to a residence located within Australia.

12. At the request of Unimin, Jones shall submit to any physical examination and/or provide personal medical history to any insurance company to which Unimin shall have made application for insurance to fund Unimin’s obligations under this Agreement.

13. This Agreement is personal in its nature and neither of the parties hereto shall, without the written consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that the provisions hereof shall inure to the benefit of, and be binding upon, any successor of Unimin, whether by merger, consolidation, transfer of all or substantially all assets, or otherwise. Unimin represents to Jones that Unimin is duly authorized to execute and deliver this Agreement.

14. Any notice to be given hereunder shall be in writing and personally delivered or sent by registered mail, postage prepaid, if to Unimin addressed to it, attention of the Board of Directors, c/o Sibelco Group Chief Executive Officer, SCR-Sibelco N.V., Plantin Moretuslei 1A, B-2018, Antwerp, Belgium, with a copy to the Unimin General Counsel, 258 Elm Street, New Canaan, Connecticut 06840, and if to Jones, addressed to him at 258 Elm Street, New Canaan, Connecticut 06840. Either party may, by notice as aforesaid, designate a new address to which notice to it shall thereafter be directed.

15. Any controversy or claim arising out of or relating to this Agreement shall be settled by arbitration in Fairfield County, Connecticut in accordance with the rules then obtaining of the American Arbitration Association, and a judgment upon the award rendered by the Arbitrators may be entered in any court having jurisdiction thereof. The arbitration tribunal shall have the power to order equitable relief and the power to require such discovery as in its judgment would be appropriate under the circumstances. The award of the arbitrator shall be enforceable in any jurisdiction where there is personal jurisdiction over any affected party.

16. Notwithstanding the expiration of the Employment Term or any termination of this Agreement, Jones’s obligations under the second and following sentences of Section 2 of this Agreement shall continue in full force and effect.

17. This Agreement may not be modified or amended in any respect, except by a writing signed by the parties hereto.

18. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Connecticut.

19. This Agreement contains the entire understanding of the parties respecting its subject matter and supersedes all prior negotiations, commitments and agreements concerning its subject matter.

UNIMIN CORPORATION

By:	/s/ Jean-Luc Deleersnyder	16 Feb. 2015
	Jean-Luc Deleersnyder	Date
Member and authorized delegate of the
Unimin Corporation Board of Directors

By:	/s/ Bill Jackson	2/4/2015
	Bill Jackson	Date
Member and authorized delegate of the
Unimin Corporation Board of Directors

CAMPBELL JONES

By:	/s/ Campbell Jones	3 February 2015
	Campbell Jones	Date

SCHEDULE A.

As per item 3 of this Agreement, the below calculation converts AUD$764.473.57 dollars, as payable in Australia in net terms, to an equivalent U.S. net dollars payable amount, using the conversion rate of $0.94U.S. =$1.00AUD.

NET PAY CALCULATION

Monthly pay in Australia would be equal to AU$35,955.56 net.

Equivalent monthly pay in the United States of America, calculated at a conversion rate of 94 cents, would be equal to US$33,798.23 net.

PRIVATE & CONFIDENTIAL

3 February 2015

Campbell Jones

C/- Sibelco Australia Limited

Dear Campbell

Sibelco is pleased to confirm variation to your employment arrangements related to your orderly transition of executive management of the Australian business.

The terms and conditions of your employment remain In accordance with your most recent employment contract with the exception of the following:

Effective date:	1 March 2015

Remuneration (base salary):	$764,473.57

Campbell, please confirm your acceptance of these terms and conditions by signing and returning this letter within seven (7) days. Please return one (1) copy and retain one (1) copy for your records.

Thank you for supporting both leadership and business continuity for Sibelco Australia.

Yours sincerely,

/s/ Phil Dibley

Phil Dibley

Group HR Projects Manager

Acceptance of Offer

I, Campbell Jones, accept the terms and conditions contained herein.

Signature	/s/ Campbell Jones	Date 3 February 2015
Campbell Jones

Slbeico Australia Limited North Sydney office: Level 16, 111 Pacific Highway, North Sydney NSW 2060 Locked Bag 969, North Sydney NSW 2059 Australia www.sibelco.com.au	ABN. 20 000 971 944 Tel. +81 2 9458 2929 Fax. +81 2 9458 2900